Exhibit 99.5

CONSENT TO BE NAMED AS A DIRECTOR

In connection with the filing by WISeKey International Corp. (the “Company”) of its Registration Statement (the “Registration Statement”) on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), I, Jean-Philippe Ladisa, hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: July 9, 2026

/s/ Jean-Philippe Ladisa
Name: Jean-Philippe Ladisa